Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR 2018
Announces Cash Distribution

HOUSTON, February 8, 2019 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the fourth quarter and full year 2018. Net income attributable to Buckeye was $482.5 million for the fourth quarter of 2018 compared to $126.3 million for the fourth quarter of 2017. The fourth quarter of 2018 benefited from the $343.0 million gain recognized upon closing of the previously announced sale of a package of domestic pipeline and terminal assets during the quarter. Adjusted EBITDA (as defined below) for the fourth quarter of 2018 was $234.7 million compared to $289.9 million for the fourth quarter of 2017. Buckeye’s fourth quarter 2018 results do not include any contribution from VTTI B.V. (“VTTI”) as a result of the partnership’s agreement to sell its 50% equity interest in VTTI, which was completed in January 2019. Included in the fourth quarter 2017 results was a $35.8 million contribution to Adjusted EBITDA from VTTI.

Net income attributable to Buckeye was $3.13 per diluted unit for the fourth quarter of 2018 compared to net income attributable to Buckeye of $0.85 per diluted unit for the fourth quarter of 2017. The diluted weighted average number of units outstanding in the fourth quarter of 2018 was 154.1 million compared to 147.3 million in the fourth quarter of 2017.

“We have reduced our leverage, strengthened our balance sheet, increased our distribution coverage ratio and significantly improved our overall financial flexibility as a result of our recently completed dispositions of the package of non-integrated domestic pipeline and terminal assets in December 2018 and our equity interest in VTTI in January 2019,” stated Clark C. Smith, Chairman, President and Chief Executive Officer. “We believe these actions solidified our investment grade credit rating, eliminated the need for Buckeye to access the public equity markets and will allow us to reallocate capital to the higher return growth opportunities across our remaining assets, positioning us to provide solid returns for our unitholders over the long-term.”

“Turning to our fourth quarter, Buckeye’s Adjusted EBITDA results declined compared to the same period in 2017 due in large part to the sale of VTTI. Challenging market conditions for segregated storage also continued to impact our Global Marine Terminals segment. These adverse market conditions were partially offset by the improved contribution from Buckeye Texas Partners, driven by our acquisition of the remaining 20% minority interest in 2018 and improved operating performance. Our Domestic Pipelines and Terminals segment benefited from record pipeline and terminal throughput volumes and strong demand on our Midwest systems, combined with higher butane blending margins. These benefits were offset by the impact of the first quarter 2018 expiration of a crude-by-rail contract at our Chicago Complex and lower storage and pipeline settlement revenues, driven by lower petroleum product prices. Our Buckeye Merchant Services segment was negatively impacted by weaker distillate market conditions and lower rack margins but continued to generate strong utilization across our portfolio of assets and achieved a record contribution to our other segments.”

Distributable cash flow (as defined below) for the fourth quarter of 2018 was $143.6 million compared to $188.9 million for the fourth quarter of 2017. Buckeye also reported distribution coverage of 1.24 times for the fourth quarter of 2018.

Distribution. Buckeye also announced today that its general partner declared a cash distribution of $0.75 per limited partner unit (“LP Unit”) for the quarter ended December 31, 2018. The distribution will be payable on February 26, 2019 to unitholders of record on February 19, 2019. Buckeye has paid distributions in each quarter since its formation in 1986.

Full Year Results. For 2018, the net loss attributable to Buckeye was $59.0 million compared to net income attributable to Buckeye of $478.8 million for 2017. The year-over-year decrease is primarily attributable to the $537.0 million non-cash goodwill impairment charge and the $300.3 million non-cash loss related to the sale of our equity investment in VTTI, which were recorded in the third quarter of 2018, partially offset by the $343.0 million gain on the sale of the package of domestic pipeline and terminal assets recognized during the fourth quarter of 2018. Buckeye benefited in 2018 from higher pipeline transportation and butane blending revenues, an increased contribution from Buckeye Texas Partners, and gains recognized on the termination of our forward interest rate swaps and property damage recoveries. Those benefits were more than offset by the impact of continued weakness in segregated storage, particularly in the Caribbean, the lack of a contribution from VTTI in the fourth quarter of 2018 as a result of our agreement to sell our equity interest, the expiration of a crude-by-rail contract at our Chicago Complex, and increased interest expense.

The net loss attributable to Buckeye was $0.41 per diluted unit for 2018 compared to net income attributable to Buckeye of $3.32 per diluted unit for 2017. The diluted weighted average number of units outstanding for 2018 was 152.4 million compared to 143.1 million for 2017.

Adjusted EBITDA for 2018 was $1,005.0 million compared to $1,113.9 million for 2017. Distributable cash flow for 2018 was $631.6 million compared to $731.9 million for 2017. Buckeye reported distribution coverage of 1.04 times for 2018 compared to 1.00 times in 2017.

Conference Call. Buckeye will host a conference call with members of executive management today, February 8, 2019, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to https://edge.media-server.com/m6/p/nr4omhb4 ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 9058408. A replay will be archived and available at this link through March 11, 2019, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 9058408.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership which owns and operates a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and terminals and perform certain engineering and construction services for its customers. Buckeye’s global terminal network comprises more than 115 liquid petroleum products terminals with aggregate tank capacity of over 118 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean. Buckeye’s global network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Buckeye is also a wholesale distributor of refined petroleum products in certain areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

Adjusted EBITDA and distributable cash flow are not measures defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as earnings (losses) before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition, and integration costs associated with acquisitions; certain unrealized gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, non-cash impairment charges, and gains and losses on asset sales. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures incurred to maintain the operating, safety, and/or earnings capacity of our existing assets, plus or minus realized gains or losses on certain foreign currency derivative financial instruments, as applicable. These definitions of Adjusted EBITDA and distributable cash flow are also applied to our proportionate share in the Adjusted EBITDA of significant equity method investments, such as that in VTTI, and are not applied to our less significant equity method investments. The calculation of our proportionate share of the reconciling items used to derive Adjusted EBITDA was based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. Due to certain terms of the definitive agreement regarding the divestiture of our equity interest in VTTI, we determined we no longer had the ability to exercise significant influence over the operating and financial policies of VTTI and therefore, accounted for our investment at fair value. Accordingly, beginning in the fourth quarter of 2018 and prospectively, we no longer applied the definition of Adjusted EBITDA to our investment in VTTI. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer, to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities.  We use distributable cash flow as a performance metric to compare cash-generating performance of Buckeye from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

We believe that investors benefit from having access to the same financial measures used by management and that these measures are useful to investors because they aid in comparing our operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by us may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.
* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts, are forward-looking statements. Such statements use forward-looking words such as “proposed,” “anticipate,” “project,” “potential,” “could,” “should,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” “plan,” “seek,” “outlook” and other similar expressions that are intended to identify forward-looking statements, although some forward-looking statements are expressed differently. These statements discuss future expectations and contain projections. Specific factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to: (i) changes in federal, state, local and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes; (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases and natural disasters; (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency or general reductions in demand; (iv) adverse regional, national or international economic conditions, adverse capital market conditions, and adverse political developments; (v) shutdowns or interruptions at our pipeline, terminalling, storage and processing assets or at the source points for the products we transport, store or sell; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of our assets; (vii) volatility in the price of liquid petroleum products; (viii) nonpayment or nonperformance by our customers; (ix) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits; and (x) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.
* * * * *
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Product sales	$692,952	$532,294	$2,567,415	$2,014,980
Transportation, storage and other services	381,831	413,758	1,540,860	1,633,165
Total revenue	1,074,783	946,052	4,108,275	3,648,145

Costs and expenses:
Cost of product sales	669,327	521,774	2,521,864	1,969,182
Operating expenses (1)	168,834	157,130	639,769	638,103
Depreciation and amortization	70,252	73,256	269,423	269,243
General and administrative	15,734	20,988	82,393	90,975
Goodwill impairment	—	—	536,964	—
Gain on sale of DPTS asset package	(342,984)	—	(342,984)	—
Other, net	(32)	(801)	(16,185)	(4,722)
Total costs and expenses	581,131	772,347	3,691,244	2,962,781
Operating income	493,652	173,705	417,031	685,364

Other income (expense):
Earnings (loss) from equity investments	2,510	13,295	(274,123)	36,005
Interest and debt expense	(11,169)	(56,713)	(190,172)	(225,583)
Other expense (1)	(147)	(371)	(911)	(1,249)
Total other expense, net	(8,806)	(43,789)	(465,206)	(190,827)

Income (loss) before taxes	484,846	129,916	(48,175)	494,537
Income tax (expense) benefit	(1,834)	837	(3,740)	(872)
Net income (loss)	483,012	130,753	(51,915)	493,665
Less: Net income attributable to noncontrolling interests	(492)	(4,436)	(7,123)	(14,863)
Net income (loss) attributable to Buckeye Partners, L.P.	$482,520	$126,317	$(59,038)	$478,802

Earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Basic	$3.14	$0.85	$(0.41)	$3.33
Diluted	$3.13	$0.85	$(0.41)	$3.32

Weighted average units outstanding:
Basic	153,681	146,649	152,355	142,501
Diluted	154,134	147,318	152,355	143,144
_______________________________

(1)
Prior year amounts reflect the adoption of ASU 2017-07 resulting in the reclassification of $0.5 million and $1.5 million for the three months and year ended December 31, 2017, respectively, from Operating expenses to Other expense related to certain components of pension expense.

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Domestic Pipelines & Terminals	$268,281	$274,225	$1,030,084	$1,035,663
Global Marine Terminals	136,106	147,136	564,902	634,749
Merchant Services	688,583	539,783	2,572,159	2,038,221
Intersegment	(18,187)	(15,092)	(58,870)	(60,488)
Total revenue	$1,074,783	$946,052	$4,108,275	$3,648,145

Total costs and expenses: (1)
Domestic Pipelines & Terminals (2)	$(185,187)	$149,733	$258,577	$583,666
Global Marine Terminals (3)	102,405	105,024	926,960	421,467
Merchant Services	682,100	532,682	2,564,577	2,018,136
Intersegment	(18,187)	(15,092)	(58,870)	(60,488)
Total costs and expenses	$581,131	$772,347	$3,691,244	$2,962,781

Depreciation and amortization:
Domestic Pipelines & Terminals	$26,453	$26,775	$101,049	$96,660
Global Marine Terminals	42,572	45,193	163,500	167,443
Merchant Services	1,227	1,288	4,874	5,140
Total depreciation and amortization	$70,252	$73,256	$269,423	$269,243

Operating income (loss): (1)
Domestic Pipelines & Terminals (2)	$453,468	$124,492	$771,507	$451,997
Global Marine Terminals (3)	33,701	42,112	(362,058)	213,282
Merchant Services	6,483	7,101	7,582	20,085
Total operating income	$493,652	$173,705	$417,031	$685,364

Adjusted EBITDA:
Domestic Pipelines & Terminals	$148,313	$159,311	$561,961	$573,021
Global Marine Terminals	78,825	121,737	428,663	512,821
Merchant Services	7,587	8,853	14,407	28,077
Total Adjusted EBITDA	$234,725	$289,901	$1,005,031	$1,113,919

Capital expenditures: (4)
Domestic Pipelines & Terminals	$80,072	$77,224	$311,335	$250,454
Global Marine Terminals	30,552	52,327	156,258	182,267
Merchant Services	—	95	18	614
Total capital expenditures	$110,624	$129,646	$467,611	$433,335

Summary of capital expenditures: (4)
Maintenance capital expenditures	$32,266	$35,476	$120,936	$144,046
Expansion and cost reduction	78,358	94,170	346,675	289,289
Total capital expenditures	$110,624	$129,646	$467,611	$433,335

	December 31,	December 31,
	2018	2017
Key Balance Sheet Information:
Cash and cash equivalents	$1,830	$2,180
Long-term debt, including current portion (5)	4,536,715	4,658,321
_______________________________

(1)
Includes depreciation and amortization. Prior year amounts reflect the adoption of ASU 2017-07 resulting in the reclassification of $0.5 million and $1.5 million for the three months and year ended December 31, 2017, respectively, from Operating expenses to Other expense related to certain components of pension expense.

(2)	Includes a $343.0 million gain on sale of the DPTS asset package divested on December 17, 2018.

(3)	Includes a $537.0 million impairment of goodwill associated with our assets in the Caribbean and New York Harbor, which was recorded in the third quarter of 2018.

(4)
Amounts exclude the impact of accruals. On an accrual basis, capital expenditure additions to property, plant and equipment were $102.3 million and $141.2 million for the three months ended December 31, 2018 and 2017, respectively, and $490.2 million and $436.9 million for the years ended December 31, 2018 and 2017, respectively.

(5)	Excludes $177.7 million and $252.2 million of borrowings under the Credit Facility used to finance the Buckeye Merchant Services Companies’ current working capital needs.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	779.6	754.1	783.2	756.3
Jet fuel	373.8	370.3	375.2	373.8
Middle distillates (1)	356.7	348.9	329.5	309.7
Other products (2)	8.9	12.7	12.3	19.1
Total throughput (3)	1,519.0	1,486.0	1,500.2	1,458.9
Terminals:
Throughput (4)(5)	1,353.1	1,293.4	1,336.5	1,251.5

Pipeline average tariff (cents/bbl)	91.3	90.5	90.2	89.7

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (6)	80%	88%	83%	92%

Merchant Services (in millions of gallons):
Sales volumes	330.0	293.0	1,231.7	1,214.8
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(1)	Includes diesel fuel and heating oil.

(2)	Includes liquefied petroleum gas, intermediate petroleum products and crude oil.

(3)
Includes total pipelines throughput of 94.9 bpd and 109.6 bpd for the three months ended December 31, 2018 and 2017, respectively, and 105.4 bpd and 105.0 bpd for the years ended 2018 and 2017, respectively, related to the DPTS asset package divested on December 17, 2018.

(4) Includes the throughput of two underground propane storage caverns.

(5)
Includes total terminals throughput of 65.0 bpd and 61.3 bpd for the three months ended December 31, 2018 and 2017, respectively, and 60.3 bpd and 58.6 bpd for the years ended 2018 and 2017, respectively, related to the DPTS asset package divested on December 17, 2018.

(6) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 78% and 82% for the three months ended December 31, 2018 and 2017, respectively, and approximately 79% and 88% for the years ended December 31, 2018 and 2017, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2018	2017	2018	2017
Net income (loss)		$483,012	$130,753	$(51,915)	$493,665
Less:	Net income attributable to noncontrolling interests	(492)	(4,436)	(7,123)	(14,863)
Net income (loss) attributable to Buckeye Partners, L.P.		482,520	126,317	(59,038)	478,802
Add:	Interest and debt expense	11,169	56,713	190,172	225,583
	Income tax expense (benefit)	1,834	(837)	3,740	872
	Depreciation and amortization (1)	70,252	73,256	269,423	269,243
	Non-cash unit-based compensation expense	189	4,546	21,776	30,302
	Acquisition and transition expense (2)	10,877	951	11,321	4,226
	Hurricane-related costs, net of recoveries (3)	868	960	124	5,780
	Proportionate share of Adjusted EBITDA for the equity method investment in VTTI (4)	—	35,794	101,435	126,642
	Goodwill impairment	—	—	536,964	—
	(Earnings) loss from the equity method investment in VTTI (4)	—	(7,799)	286,633	(22,910)
Less:	Gains on property damage recoveries (5)	—	—	(14,535)	(4,621)
	Gain on sale of DPTS asset package	(342,984)	—	(342,984)	—
Adjusted EBITDA		$234,725	$289,901	$1,005,031	$1,113,919
Less:	Interest and debt expense, excluding amortization of deferred financing costs, interest rate swap settlements and amortization, debt discounts and other	(58,319)	(52,563)	(225,567)	(208,380)
	Income tax (expense) benefit, excluding non-cash taxes	(639)	846	(2,137)	(297)
	Maintenance capital expenditures	(32,266)	(35,476)	(120,936)	(144,046)
	Proportionate share of VTTI’s interest expense, current income tax expense, realized foreign currency derivative gains and losses, and maintenance capital expenditures (4)	—	(15,002)	(28,873)	(43,855)
Add:	Hurricane-related maintenance capital expenditures	96	1,219	4,110	14,577
Distributable cash flow		$143,597	$188,925	$631,628	$731,918

Distributions for coverage ratio (6)		$115,931	$186,172	$605,291	$728,677

Coverage ratio		1.24	1.01	1.04	1.00
_________________________

(1)
Includes 100% of the depreciation and amortization expense of $19.3 million and $18.3 million for Buckeye Texas Partners LLC (“Buckeye Texas”) for the three months ended December 31, 2018 and 2017, respectively, and $73.8 million and $72.4 million for the years ended December 31, 2018 and 2017, respectively. In April 2018, we acquired our business partner’s 20% ownership interest in Buckeye Texas and, as a result, own 100% of Buckeye Texas.

(2)	Represents transaction, internal and third-party costs related to asset acquisition, divestitures, and integration.

(3)
Represents costs incurred at our BBH facility in the Bahamas, Yabucoa Terminal in Puerto Rico, Corpus Christi facilities in Texas, and certain terminals in Florida, as a result of hurricanes which occurred in 2017 and 2016, consisting of operating expenses and write-offs of damaged long-lived assets, net of insurance recoveries.

(4)
Due to the significance of our equity method investment in VTTI B.V. (“VTTI”), effective January 1, 2017, we applied the definitions of Adjusted EBITDA and distributable cash flow, covered in our description of non-GAAP financial measures, with respect to our proportionate share of VTTI’s Adjusted EBITDA and distributable cash flow. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. Included in the year ended December 31, 2018, is a $300.3 million non-cash loss on the sale of our investment in VTTI. Due to certain terms of the definitive agreement regarding the divestiture of our equity interest in VTTI, we discontinued the equity method of accounting and recorded our interest at fair value. Accordingly, beginning in the fourth of quarter of 2018 and prospectively, we no longer recorded any equity earnings or reflected any contributions from VTTI to our Adjusted EBITDA or distributable cash flow.

(5)
Represents gains on recoveries of property damages caused by third parties, which, for 2018, primarily related to a settlement in connection with a 2012 vessel allision with a jetty at our BBH facility in the Bahamas, and for 2017, primarily related to a settlement in connection with a 2014 vessel allision with a ship dock at our terminal located in Pennsauken, New Jersey.

(6)
Represents cash distributions declared for LP Units and for distribution equivalent rights with respect to certain unit-based compensation awards (“DERs”) outstanding as of each respective period.  Amount for 2018 reflects actual cash distributions paid on LP Units and DERs for the quarters ended March 31, 2018, June 30, 2018, September 30, 2018 and estimated cash distributions for LP Units and DERs for the quarter ended December 31, 2018.